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                                                                  Exhibit 10.G


                              EMPLOYMENT AGREEMENT
                              --------------------

                 THIS EMPLOYMENT AGREEMENT is entered into this 28th day of June, 1995, to be effective as of the 1st day of April, 1995, by and between OGLEBAY NORTON COMPANY, a Delaware corporation (the "Company"), and R. THOMAS GREEN, JR., ("Employee").

                              W I T N E S S E T H:

                 WHEREAS, Employee has for many years served the Company in many different capacities, each with increasing responsibility and increasing importance to the Company, and has fully, ably, and responsibly discharged the duties of his various positions with the Company; and

                 WHEREAS, the Board of Directors of the Company (the "Board") has determined that it would be in the best interests of the Company and its shareholders to have the Company enter into this Employment Agreement with Employee to secure his services as Chairman of the Board, President and Chief Executive Officer of the Company;

                 NOW, THEREFORE, the Company and Employee agree as follows;

                 1.       EMPLOYMENT, CONTRACT PERIOD.
                          ----------------------------

                          (a) During the period specified in Paragraph 1(b), the Company shall employ Employee, and Employee shall serve the Company, as Chairman of the Board, President and Chief Executive Officer of the Company on the terms and subject to the conditions set forth herein.





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                          (b)     The term of Employee's employment hereunder
         shall commence on April 1, 1995 (the "Effective Date") and, subject to prior termination as provided in Paragraph 6 hereof, shall continue for three years until March 31, 1998. The term of Employee's employment hereunder is sometimes hereinafter referred to as the "Contract Period".

                 2. POSITION, DUTIES, RESPONSIBILITIES. At all times during the Contract Period, Employee shall:

                          (a) Hold the position and have the duties and responsibilities of Chairman of the Board, President and Chief Executive Officer of the Company as those duties and responsibilities have been understood by the executive officers of the Company and by its Board through the Effective Date and as those duties and responsibilities may be defined and extended, from time to time after the Effective Date, by the Board with Employee's consent;

                          (b) Adhere to and implement the policies and directives promulgated, from time to time, by the Board;

                          (c) Observe all company policies applicable to executive officers of the Company;

                          (d) Devote his business time, energy, and talent to the business of and to the furtherance of the purposes and objectives of the Company to generally the same extent as he has so devoted his business time, energy, and talent as an officer of the Company before the Effective Date, and neither directly




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         nor indirectly render any business, commercial, or professional services to any other person, firm, or organization for compensation without the prior approval of the Board; and

                          (e) Serve as a Director of the Company and as a member of any Board committees determined by the Board, upon the same terms and conditions as any other employee of the Company who also serves as a Director.
Nothing in this Agreement shall preclude Employee from devoting reasonable periods of time to charitable and community activities, to serve as a director on the boards of other companies, with the concurrence of the Compensation and Organization Committee of the Board of Directors, or the management of his investment assets provided such activities do not materially interfere with the performance by Employee of his duties hereunder.

                 3. COMPENSATION. For services actually rendered by Employee on behalf of the Company during the Contract Period as contemplated by this Agreement the Company shall pay to Employee: (a) a base salary at the rate of $276,600 per year or such greater amount as the Board, upon recommendation of the Compensation and Organization Committee, may determine; and, (b) the variable pay portion of Employee's compensation under the Company's Pay for Performance Plan ("PMP"), or such substitute plan or arrangement as the Company may adopt during the Contract Period. The base salary shall be paid to Employee in the same increments and on the same schedule each month as in effect for Employee's base salary as an officer of the Company




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on the Effective Date.  Employee shall not be entitled to any base salary during any period when he is receiving long-term disability benefits under the Disability Benefit Arrangement provided to Employee by the Company.

                 4. VACATION. Employee will be entitled to such periods of vacation and sick leave allowance each year as are determined by the Company's vacation and sick leave policy for executive officers as in effect on the Effective Date or as may be increased from time to time thereafter.
Neither vacation time nor sick leave allowance will be accumulated from year to year.

                 5.       OTHER COMPANY PLANS, BENEFITS, AND PERQUISITES.
                          -----------------------------------------------

                          (a) Employee shall be entitled to participate in the Company's Pension Plan for Salaried Employees; the unfunded excess benefit plan maintained in conjunction with the Salaried Plan; the Salary Continuation Arrangement; the Disability Benefit Arrangement; his Executive Life Program Agreement with the Company; the post-retirement Death Benefit Arrangement; the Incentive Savings Plan; the 1983 Stock Equivalent Plan; and every other employee benefit plan not specifically referred to in this Agreement that is generally available to executive officers of the Company at any time during the Contract Period. Employee's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan which terms and conditions shall not be




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         amended during the Contract Period unless the benefits to Employee are at least as great under the plan as amended (or under a substitute plan or arrangement) as were the benefits under the plan as in effect on the Effective Date. The Company will also provide Employee with such perquisites as the Company has customarily provided to its top executive officers.

                          (b) The Company shall maintain a membership in The Pepper Pike Club for Employee. Employee shall solely use the membership for business purposes of the Company, including such use as is consistent with the customary duties and responsibilities of persons holding the office of Chairman of the Board, President and Chief Executive Officer of a publicly traded corporation.

                 6.       TERMINATION.
                          -----------

                          (a)     Employee's employment hereunder will
terminate without further notice upon the death of Employee.

                          (b)     The Company may terminate Employee's
employment hereunder effective immediately upon giving notice of such termination;

                                  (i)  For "cause," (A) If Employee commits an
         act of fraud, embezzlement, theft, or other similar criminal act constituting a felony and involving the Company's business or (B) if Employee breaches his agreement with respect to the time to be devoted to the business of the Company set forth in Paragraph 2(d) hereof and fails to cure such breach within 30 days of receipt of written notice of such breach from the Board; or




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                                  (ii)  Upon disability, if Employee is
prevented from performing his duties hereunder by reason of physical or mental incapacity for a period of 180 consecutive days.

                          (c)     Employee may terminate his employment
hereunder effective immediately upon giving of notice of such termination:

                                  (i)      Without cause at any time; or

                                  (ii)     For "good reason," which, for
purposes of this Agreement shall mean the occurrence of any of the following:

                                       (A)     Any reduction in aggregate direct
                          remuneration, position, responsibilities, or duties contemplated for Employee under this Agreement or any material reduction in the aggregate of employee benefits, perquisites, or fringe benefits contemplated for Employee under this Agreement; or

                                         (B)     Any good faith determination by
                          Employee that, as a result of fundamental differences of opinion between Employee and the Board as to the goals of the Company, Employee is unable to carry out the responsibilities and duties contemplated for Employee under this Agreement.




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         7.      SEVERANCE COMPENSATION.
                 ----------------------

                          (a) If Employee's employment is terminated before March 31, 1998 by the Company without cause or by Employee for good reason, then, except as provided in Paragraph 7(b), 7(c), 7(d), or 7(e), the Company shall pay and provide to Employee the following compensation and benefits through March 31, 1998:

                                  (i)      Base salary at the highest monthly
rate payable to Employee during the Contract Period, to be paid at the times provided in Paragraph 3 hereof;

                                  (ii)     Coverage under the Company's medical
insurance plan, short-term disability plan, and long-term disability plan, Salary Continuation Arrangement, Disability Benefit Arrangement,
         Executive Life Program Agreement, and post-retirement Death Benefit Arrangement, each as in effect on the Effective Date (or, if terminated and replaced by a successor plan or benefit arrangement, as so provided in such successor plan or benefit arrangement or, if subsequently amended to increase benefits to Employee or his dependents, as so amended) and each as if Employee's employment had continued through March 31, 1998; and

                                  (iii)  Coverage under the Company's unfunded
excess benefit plan as if Employee's employment had continued through March 31, 1998.




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         If any of the benefits to be provided under one or more of the plans, agreements, or arrangements specified above cannot be provided through that plan, agreement, or arrangement to Employee following termination of his employment, the Company shall directly provide the full equivalent of such benefits to Employee.

                          (b) If Employee becomes entitled to compensation and benefits pursuant to Paragraph 7(a) he shall use reasonable efforts to seek other employment, provided, however, that he shall not be required to accept a position of less importance and dignity or of substantially different character than that of Chairman of the Board, President and Chief Executive Officer of the Company or a position that would require Employee to engage in activity in violation of Employee's agreement with respect to noncompetition set forth in Paragraph 9 hereof nor shall he be required to accept a position outside the Greater Cleveland area. The Company's obligations under items (i) and (ii) of Paragraph 7(a) will be offset by payments and benefits received by Employee from another employer to the following extent:

                                  (i)      The Company's obligation to pay any
              particular installment of base salary following Employee's termination will be offset, on a dollar for dollar basis, by any cash compensation received by Employee from another employer before the date on which the installment of base salary is payable by the Company.




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                                  (ii)     To the extent that Employee is
provided medical, dental, short-term or long-term disability income protection, or life insurance benefits by another employer during any period, the Company will be relieved to such extent of its obligation to provide such benefits to Employee. For example, if a new employer provides Employee with a medical benefits plan that pays $500.00 for a specific claim made by Employee and the Company's medical insurance plan would have paid $750.00 for that claim, then the Company will be obligated to pay Employee $250.00 with respect to that claim.

         Other than as provided in this Paragraph 7(b) Employee shall have no duty to mitigate the amount of any payment or benefit provided for in this Agreement.

                          (c) If during any period in which Employee is entitled to payments or benefits from the Company under Paragraph 7(a);

                                  (i)      Employee materially and willfully
              breaches his agreement with respect to confidential information set forth in Paragraph 8 hereof and such breach directly causes the Company substantial and demonstrable damage; or

                                  (ii)     Employee materially and willfully
              breaches his agreement with respect to non-competition set forth in Paragraph 9 hereof and such breach directly causes the Company substantial and demonstrable damage;




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         then the Company will be relieved of its obligations under Paragraph
         7(a) hereof as of the first day of the month immediately following the date of such material breach.

                          (d) If Employee dies during any period in which he is entitled to payments or benefits from the Company under Paragraph 7(a), the Company will be relieved of its obligations under item (i) of Paragraph 7(a) and the Company will provide to Employee's beneficiaries and dependents death benefits and continuing medical and dental benefits to the same extent as if Employee's death had occurred while Employee was in the active employ of the Company.

                          (e) If at any time Employee becomes entitled to payments or benefits from the Company both under Paragraph 7(a) of this Agreement and under any provision of the "Change-in-Control Agreement" (defined and amended by Paragraph 10, below), Employee shall be entitled to receive, with respect to each category of payments and benefits, all of the payments and benefits provided for under that agreement (either this Agreement or the Change-in-Control Agreement) that is most favorable to Employee but Employee shall not be entitled to a double payment with respect to any calendar period.

                 8.       CONFIDENTIAL INFORMATION.           Employee agrees
that he will not, during the term of the Agreement or at any time thereafter, either directly or indirectly, disclose or make known to any other person, firm, or corporation any confidential information, trade secret, or proprietary information of the Company that Employee may




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acquire in the performance of Employee's duties hereunder.  Upon the termination of Employee's employment with the Company, Employee agrees to deliver forthwith to the Company any and all literature, documents, correspondence, and other materials and records furnished to or acquired by Employee during the course of such employment.

                 9. NONCOMPETITION. During any period in which Employee is receiving base salary under this Agreement (whether during the Contract Period pursuant to Paragraph 3 or following termination pursuant to Paragraph 7(a)) and for a period of one year after Employee last receives base salary under this Agreement, Employee shall not act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any business engaged to a material extent in direct competition with the Company in any market in any line of business engaged in by the Company during the Contract Period.

                 10. CHANGE-IN-CONTROL AGREEMENT. The Company and Employee are parties to another employment agreement (intended to become effective upon a change of control of the Company) entered into in 1987 by and between the Company and Employee (as amended to date, as amended in the remainder of this Paragraph 10, and as may be amended from time to time by the Company and Employee, the "Change-in-Control Agreement"). The Change-in-Control Agreement is hereby amended by substituting for the original Paragraph 20 thereof (captioned "Limitation on Contingent Payments") a new Paragraph 20 to read in its entirety, with its caption, as follows:




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                          "20.  EXCISE TAX.  As to the Company's obligation if
         any of the payments or benefits to be paid and provided to Employee by the Company under any provision of this Agreement or any portion of any such payment or benefits would constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, see Paragraph 12 of the Employment Agreement between Employee and the Company pursuant to which Employee is employed as Chairman of the Board, President and Chief Executive Officer effective April 1, 1995."

Except for the prohibition of double payments contained in Paragraph 7(e), above, nothing in this Agreement shall limit Employee's rights under the Change-in-Control Agreement.

                 11. COSTS OF ENFORCEMENT. The Company shall pay and be solely responsible for any and all costs and expenses (including attorneys's fees) incurred by Employee in seeking to enforce the Company's obligations under this Agreement unless and to the extent a court of competent jurisdiction determines that the Company was relieved of those obligations because (a) the Company terminated Employee for cause (as determined under Paragraph 6(b)(i) hereof), (b) Employee voluntarily terminated his employment other than for good reason (as determined under Paragraph 6(c)(ii) hereof), or (c) Employee materially and willfully breached his agreement not to compete with the Company or his agreement with respect to confidential information and such breach




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directly caused substantial and demonstrable damage to the Company.  The
Company shall forthwith pay directly or reimburse Employee for any and all such costs and expenses upon presentation by Employee or by counsel selected from time to time by Employee of a statement or statements prepared by Employee or by such counsel of the amount of such costs and expenses. If and to the extent a court of competent jurisdiction renders a final binding judgment determining that the Company was relieved of its obligations for any of the reasons set forth in (a), (b), or (c) above, Employee shall repay the amount of such payments or reimbursements to the Company. In addition to the payment and reimbursement of expenses of enforcement provided for in this Paragraph 11, the Company shall pay to Employee in cash, as and when the Company makes any payment on behalf of, or reimbursement to, Employee, an additional amount sufficient to pay all federal, state, and local taxes (whether income taxes or other taxes) incurred by Employee as a result of (x) payment of the expense or receipt of the reimbursement, and (y) receipt of the additional cash payment. The Company shall also pay to Employee interest (calculated at the Base Rate from time to time in effect at National City Bank, Cleveland, Ohio, compounded monthly) on any payments or benefits that are paid or provided to Employee later than the date on which due under the terms of this Agreement.

                 12. EXCISE TAX. If any of the payments or benefits to be paid and provided to Employee by the Company under any provision of this Agreement, under any provision of the Change-in-Control Agreement, or under any provision of any other




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agreement, plan, or arrangement, or any portion of any such payment or benefits would constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, the Company shall make additional cash payments to Employee at the same times as any such payment or benefit constituting an excess parachute payment is paid or provided and in such amounts as are necessary to put
Employee in the same position after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 of the Code or otherwise, or other taxes) as he would have been in after payment of all federal, state, and local income taxes if the payments or benefits had been subject only to federal, state, and local income taxes generally applicable to compensation income. For example, if a $100,000 payment to Employee constituted an excess parachute payment subject to a 20% excise tax under
Section 4999 of the Code, as well as federal income tax at a 28% effective rate, state income tax at a 10% marginal rate, and local income tax at a 2% marginal rate and no other taxes, and the state and local taxes were deductible for federal income tax purposes, the Company would be required to pay to Employee an additional $46,748 with respect to the $100,000 excess parachute payment. The net amount available to Employee after all taxes, including the excise tax on both the $100,000 and the $46,748, would be $63,630, the same amount that would be available to Employee had the $100,000 payment been subject only to federal, state, and local income taxes.




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                 13.      NOTICES.  For purposes of this Agreement, all
communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (Attention: Secretary) at its principal executive office and to Employee at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                 14.      ASSIGNMENT, BINDING EFFECT.
                          ---------------------------

                          (a)     This Agreement shall be binding upon and
shall inure to the benefit of the Company and the Company's successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                          (b)     This Agreement shall be binding upon Employee
and this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee and his personal or legal representatives, executors, or administrators. No right, benefit, or interest of Employee hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation, or to execution, attachment, levy, or similar process; except that Employee may assign any




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right, benefit, or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit, or interest.

                 15.      INVALID PROVISIONS.
                          -------------------

                          (a)     Any provision of this Agreement that is
prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect.

                          (b)     In the event that any provision or portion of
this Agreement shall be determined to be invalid or unenforceable, the parties will negotiate in good faith to replace such provision with another provision that will be valid or enforceable and that is as close as practicable to the provision held invalid or unenforceable.

                 16. ENTIRE AGREEMENT, MODIFICATION. Except for the Change-in-Control Agreement, this Agreement contains the entire agreement between the parties with respect to the employment of Employee by the Company and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No modification, amendment, or waiver of any of the provisions of the Agreement shall be effective unless in writing, specifically referring hereto, and signed by both parties.

                 17. WAIVER OF BREACH. The failure at any time to enforce any of the provisions of this Agreement or to require performance by the other party of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement




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or the right of either party thereafter to enforce each and every provision of this Agreement in accordance with the terms hereof.

                 18. GOVERNING LAW. This Agreement has been made in and shall be governed and construed in accordance with the laws of the State of Ohio.

                 IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the day and year first above written.

Attest:                                    OGLEBAY NORTON COMPANY

____________________________               By:______________________________
DAVID G. SLEZAK                                 H. WILLIAM RUF
Secretary                                       Vice President-Administrative
                                                      and Legal Affairs



                                              ________________________________
                                                 R. THOMAS GREEN, JR.